EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST
DECLARES OCTOBER CASH DISTRIBUTION

    Dallas, Texas, October 21, 2005 - Bank of America, N.A., as Trustee of the Cross Timbers Royalty Trust (NYSE - CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.435017 per unit, payable on November 15, 2005, to unitholders of record on October 31, 2005. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	22,600	200,000	$59.47	$7.24

Prior Month	22,800	128,000	$55.98	$13.67

    The prior month distribution includes $668,000, or $0.11 per unit, related to a purchaser’s recalculation and remittance of royalties for San Juan Basin production before February 2002. Excluding the effect of this adjustment, the prior month gas price was $7.81 per Mcf.  The interest payment associated with this remittance, in the amount of $880,000, or approximately $0.15 per unit, is included in the current month distribution.  Further significant purchaser adjustments currently are not anticipated.

    Prior month underlying gas sales volumes were reduced by approximately 55,000 Mcf as the result of gas sales adjustments related to prior periods.

    For more information on the Trust, please visit our web site at www.crosstimberstrust.com.

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Contact:	Nancy G. Willis Vice President Bank of America, N.A. Toll Free - 877/228-5084 www.crosstimberstrust.com